Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investors: Rainey Mancini rmancini@estee.com Media: Jill Marvin jimarvin@estee.com

THE ESTÉE LAUDER COMPANIES REPORTS
FISCAL 2021 FIRST QUARTER RESULTS

Net Sales Decreased 9% both As Reported and in Constant Currency

COVID-19 Recovery Progressed with Sequential Net Sales Growth Improvement

Diluted EPS was $1.42, Adjusted Diluted EPS in Constant Currency was $1.44

New York, November 2, 2020 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales of $3.56 billion for its first quarter ended September 30, 2020, a decrease of 9%, on a reported basis and in constant currency, from $3.90 billion in the prior-year period. The net sales decline was driven by some temporary retail store closures and lower foot traffic in open stores attributable to COVID-19, partially offset by strong growth online. Travel retail net sales were relatively flat year-over-year and net sales from the Company’s acquisition of Have&Be Co. Ltd. (“Dr. Jart+”) contributed approximately 3 percentage points of net sales growth.

The Company reported net earnings of $523 million, compared with net earnings of $595 million in the prior-year period. Diluted net earnings per common share was $1.42, compared with $1.61 reported in the prior-year period. Excluding the benefit of currency translation, adjusted diluted earnings per common share, which excludes items detailed on page 3, decreased 14% to $1.44.

Fabrizio Freda, President and Chief Executive Officer said, “We are pleased with the stronger than expected start to our fiscal year amid this difficult moment as the global community continues to confront COVID-19. We delivered significant sequential improvement in net sales growth in every product category driven by progress around the world. Asia/Pacific again excelled with double-digit year-over-year growth in mainland China. Travel retail was a stand-out performer as Chinese tourists were drawn to the growing duty-free shops in Hainan Island and purchase limits increased there.

Innovation flourished, representing over 30% of sales in the quarter, and the online channel1 thrived in every region. We successfully adjusted our cost structure to minimize the deleveraging effects of lower sales, while continuing to invest for growth, enhancing our capabilities online and supporting our innovation.

1Online sales discussed throughout includes sales of our products from our websites and third-party platforms, as well as estimated sales of our products sold through our retailers’ websites

Looking ahead, our focus, first and foremost, is still the safety and well-being of our employees and consumers. We remain mindful of the ongoing effects of COVID-19 on consumers, the retail sector and economies as well as geopolitical uncertainty. We continue to expect our multiple engines of growth strategy to deliver sequentially improving sales growth each quarter in fiscal 2021, which we expect will build upon our estimated global prestige beauty share gains since the pandemic began. We are confident in the long-term growth opportunities for global prestige beauty and for the Company, reflected in our announcement today to raise our quarterly dividend by 10%.”

Freda concluded, “Today, we will release our fiscal 2020 Citizenship and Sustainability Report, entitled Beauty Inspired, Values Driven. The report highlights the achievement of our 2020 ESG goals as well as meaningful progress towards our 2025 goals. These milestones were reached across our citizenship and sustainability priority focus areas, despite the challenges of the pandemic.”

COVID-19 Business Update
The outbreak and global spread of COVID-19 continues to cause significant disruption in the Company’s operating environment, temporarily impacting retail traffic and consumer preferences. During the three months ended September 30, brick-and-mortar business continued to re-open gradually in countries around the world.

The Company continues to monitor the effects of the pandemic, which negatively impacted many areas of its business in the first quarter of fiscal 2021. The resurgence of COVID-19 cases in various parts of the world, including the United Kingdom, Ireland and other countries in Europe, has caused the re-implementation of government restrictions to prevent further spread of the virus. These restrictions include the temporary closure of businesses deemed "non-essential", travel bans and restrictions, social distancing and quarantines. The Company will continue to invest behind the most attractive growth opportunities while taking measures designed to protect the safety of its employees, beauty advisors and consumers.

Retail Impact
Many brick-and-mortar retail stores globally that sell the Company’s products, whether operated by the Company or its customers, were closed for some period of time during the first quarter, and consumer traffic declined significantly.
•In The Americas, approximately 20% of the stores were closed at the beginning of July 2020, and by the end of September 2020, nearly all retail stores had re-opened.
•In Europe, the Middle East & Africa, approximately 15% of stores were closed at the beginning of July 2020, and nearly all were open by the end of September 2020.
•In Asia/Pacific, nearly all retail stores were open during the entire quarter.
•In addition, international travel has remained largely curtailed globally due to both government restrictions and consumer health concerns, which continues to adversely impact consumer traffic in most travel retail locations.

During the first quarter of fiscal 2021, online sales growth remained strong in every region as the Company and its retailers activated digital strategies to capture consumer demand online. As a result, total net sales in mainland China, Korea and several other markets delivered strong growth year-over-year, and the sales growth rate improved in nearly every market globally.

Consumer Preferences
The COVID-19-related closures of offices, retail stores and other businesses and the significant decline in social gatherings have also influenced consumer preferences and practices. Demand for skin care and hair care products has been more resilient than the demand for makeup and overall fragrance. Within skin care, the demand for innovative products within hero franchises has remained strong, driving double-digit growth at Estée Lauder and La Mer during the first quarter of fiscal 2021. As stores re-opened throughout the quarter, consumers have re-engaged with the sensorial experience in fragrance, contributing to double-digit net sales growth at several luxury and artisanal fragrance brands, including Le Labo and Editions de Parfums Frédéric Malle.

Manufacturing and Distribution
By the end of the quarter, all of the Company’s manufacturing and distribution facilities were operating at sufficient levels.

Cost Controls
In response to the ongoing impacts from COVID-19, the Company continues to implement strict cost control actions to effectively manage the changing business environment. As a result, the Company delivered a consistent operating margin as in the prior-year period despite a net sales decline. These expense actions included advertising and promotion activities, travel, meetings, consulting, and certain employee costs, including furloughs and similar unpaid temporary leaves of absence for many point of sale employees, temporary salary reductions for senior executives and other management employees, and a temporary elimination of cash retainers for the Board of Directors.

Fiscal 2021 First Quarter Results
Adjusted diluted earnings per common share excludes restructuring and other charges as detailed in the following table.

Reconciliation between GAAP and Non-GAAP (Unaudited)

	Three Months Ended September 30, 2020				Three Months Ended September 30
	Net Sales		Diluted Earnings Per Share (“EPS”)		Diluted EPS
	% Change	% Change, Constant Currency	% Change	% Change, Constant Currency	2020	2019
As Reported Results (1)	(9)%	(9)%	(12)%	(12)%	$1.42	$1.61
Restructuring and other charges					.02	.06
Non-GAAP		(9)%	(14)%		$1.44	$1.67
Impact of foreign currency on earnings per share					—
Non-GAAP, constant currency earnings per share				(14)%	$1.44

(1)Represents GAAP, except Constant Currency percentages

The fluctuations in exchange rates between the U.S. dollar in relation to most currencies had a minimal impact on net sales and operating income in the Company’s product categories and regions outside of the United States.

Results by Product Category (Unaudited)

	Three Months Ended September 30
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2020	2019	Reported Basis	Constant Currency	2020	2019	Reported Basis
Skin Care	$2,035	$1,842	10%	10%	$721	$632	14%
Makeup	978	1,443	(32)	(32)	(71)	104	(100+)
Fragrance	406	462	(12)	(13)	60	66	(9)
Hair Care	136	136	—	(1)	3	—	—
Other	7	12	(42)	(33)	1	2	(50)
Subtotal	3,562	3,895	(9)	(9)	714	804	(11)
Charges associated with restructuring and other activities	—	—			(9)	(25)
Total	$3,562	$3,895	(9)%	(9)%	$705	$779	(9)%

Total reported operating income was $705 million, a 9% decrease from $779 million in the prior-year period. Operating income decreased 11% excluding (i) restructuring and other charges and adjustments of $9 million compared with restructuring and other charges and adjustments of $25 million recorded in the prior-year period and (ii) the unfavorable impact of currency translation of $1 million. This decline largely reflected lower net sales due to the impacts of COVID-19, partially offset by strong growth in skin care and online as well as disciplined expense management throughout the business from cost containment actions taken in response to COVID-19.

Skin Care
•Skin care net sales grew across most regions, led by Estée Lauder and La Mer.
•Net sales of Dr. Jart+, which the Company acquired in December 2019, contributed approximately 6% to skin care net sales growth.
•Estée Lauder delivered strong double-digit growth, reflecting growth in many markets globally, led by double-digit growth in travel retail and in mainland China as well as online. The net sales growth was driven by the launch of the new Advanced Night Repair Synchronized Multi-Recovery Complex as well as consumer demand for high loyalty hero franchises, including Perfectionist and Micro Essence.
•Double-digit growth from La Mer was driven by Asia/Pacific, with significant strength in mainland China, as well as growth in many markets globally. Net sales in travel retail also grew strong double-digit. La Mer’s growth was primarily driven by the launch of the new The Concentrate, one of its hero products. Targeted expanded consumer reach also contributed to growth.
•Skin care operating income increased, primarily from higher net sales at Estée Lauder and La Mer. Incremental cost containment in response to COVID-19 partially offset expenses and strategic investments that were made during the quarter.

Makeup
•Net sales declined in makeup with declines at all brands except Too Faced, which delivered a small increase. The effects of COVID-19 continued to disproportionately impact makeup, particularly foundation and lip, and makeup sales continued to be soft in most markets.
•Makeup operating income declined, primarily reflecting lower net sales, partially offset by disciplined expense management across all brands in response to COVID-19.

Fragrance
•Net sales decreased, primarily due to declines from Estée Lauder, Clinique, certain designer fragrances, Jo Malone London and Tom Ford due to the impacts of COVID-19. Certain luxury and artisanal fragrance brands grew during the quarter as retail stores opened and consumers were able to enjoy sensorial experiences in person. Targeted expanded consumer reach also contributed to growth at the artisanal fragrance brands.
•Strong double-digit net sales growth in Asia/Pacific accelerated year-over-year driven by the Company’s luxury and artisanal fragrance portfolio.
•Net sales from Le Labo rose double digits with growth in all regions. Net sales more than doubled in Asia/Pacific and online. Targeted expanded consumer reach also contributed to growth.
•Growth from KILIAN PARIS and Editions de Parfums Frédéric Malle were driven primarily by the successful launch of the brands in China and strong double-digit growth online.
•Fragrance operating income declined, driven primarily by lower net sales partially offset by disciplined expense management.

Hair Care
•Hair care net sales were flat, reflecting an increase at Aveda that was offset by a decline at Bumble and bumble driven by some temporary retail and salon closures during part of the quarter due to COVID-19.
•Aveda’s net sales growth was driven by successful innovation, including the launch of Botanical Repair in August as well as strong double-digit online growth, in part reflecting Aveda’s effort to support salon owners in developing online sales.
•Hair care operating results improved reflecting disciplined expense management in response to COVID-19.

Results by Geographic Region (Unaudited)

	Three Months Ended September 30
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2020	2019	Reported Basis	Constant Currency	2020	2019	Reported Basis
The Americas	$873	$1,160	(25)%	(24)%	$65	$175	(63)%
Europe, the Middle East & Africa	1,540	1,677	(8)	(9)	411	377	9
Asia/Pacific	1,149	1,058	9	7	238	252	(6)
Subtotal	3,562	3,895	(9)	(9)	714	804	(11)
Charges associated with restructuring and other activities	—	—			(9)	(25)
Total	$3,562	$3,895	(9)%	(9)%	$705	$779	(9)%

The Americas
•Most retail locations throughout the region re-opened during the quarter although traffic continued to be soft, causing significant net sales declines in brick-and-mortar doors despite growth in July as retailers restocked stores upon opening. In response, the Company and many retailers continued to migrate consumers online utilizing new and existing digital capabilities, which partially offset the brick-and-mortar declines.
•In North America, prestige beauty continued to be challenged by soft makeup sales, which impacted the Company’s makeup category results.
•Online sales comprised more than 35% of total sales in The Americas, with strong double-digit growth.
•Operating income in The Americas decreased, reflecting lower net sales partially offset by disciplined expense management including cost mitigation strategies in response to COVID-19.

Europe, the Middle East & Africa
•Net sales declined in virtually every market, led by the Middle East, the United Kingdom, and the Western European markets, due to lower retail traffic from COVID-19.
•Net sales online nearly doubled, reflecting the Company’s and many retailers’ increased focus on reaching consumers digitally.
•Net sales from the Company’s global travel retail business, which excludes travel retail sales from Dr. Jart+, were relatively flat year-over-year. The adverse impacts from COVID-19 on international passenger traffic were mostly offset by strong growth in Hainan, partly reflecting increased duty-free purchase limits, the opening of some travel corridors in Asia, and online pre-tail growth facilitating higher conversion. Net sales grew at several brands including Estée Lauder, La Mer and, to a lesser extent, Le Labo. The increases were due to the continued success of certain hero franchises.
•Operating income increased, as disciplined expense management including cost mitigation strategies in response to COVID-19 more than offset lower net sales.

Asia/Pacific
•Net sales growth in mainland China, Korea and several other markets offset declines in the rest of the region.
•The Company continued to focus its investments on digital marketing, which drove strong double-digit online sales growth.
•In mainland China, net sales grew double-digits led by skin care and fragrance, with the luxury brands outperforming. Net sales increased in nearly every channel and both brick-and-mortar and online grew.
•Net sales growth in Korea reflected incremental net sales from the Company’s acquisition of Dr. Jart+ in December 2019, which includes the brand’s travel retail business, as well as high single digit growth in the rest of the Korea business. Most categories, brands and channels grew during the quarter.
•Skin care and fragrance net sales grew double-digits in the region. Hair care net sales increased as well.
•Operating income decreased, reflecting strategic investments in social selling to drive online as well as investments behind launches of key hero innovations, which more than offset the higher net sales.

Cash Flows
•For the three months ended September 30, 2020, net cash flows provided by (used for) operating activities were $0.36 billion, compared with $(0.17) billion in the prior-year period. The improvement was due primarily to a net change in working capital from the timing of payments and receivables.
•The Company ended the quarter with $4.27 billion in cash and cash equivalents after repaying $750 million of its $1.50 billion revolving credit facility in August 2020 and returning $174 million cash to stockholders through its dividend.

Outlook for Fiscal 2021 Second Quarter and Full Year
The Company continues to believe that strong consumer demand for its high-quality products remains despite ongoing challenges related to COVID-19. For the fiscal year, the Company expects to continue to build global share while global prestige beauty progressively returns to growth. The Company is driving to return to its long-term growth targets of 6% to 8% sales growth, 50 basis points of operating margin expansion and double-digit adjusted diluted earnings per share growth in constant currency after a period of normalization as the impacts of COVID-19 subside.

The pandemic has also rapidly accelerated macro trends in global prestige beauty that were expected over a longer time horizon. These trends include shifts in where consumers shop, what they value, and how they engage with the Company’s brands in an increasingly digital and omnichannel world. As a result, the Company announced its Post-COVID Business Acceleration Program in August, which includes the expected closure of between 10-15% of its freestanding stores globally, as well as certain less productive department store counters that the Company elects to close. In addition, several retailers have also announced a planned reduction of their footprint through door closures.

The Company is mindful that some retail locations in certain markets may not re-open and there are likely to be lingering adverse global economic and social impacts. The Company is also mindful of other risks related to social, economic and political matters, including restructurings and bankruptcies in the retail industry, destocking and tighter working capital management by retailers, challenges for suppliers, geopolitical tensions, regulatory developments, global security issues, currency volatility, general economic challenges and changes in where and how consumers shop that is affecting consumer spending in certain countries, channels and travel corridors.

In fiscal 2021, the Company is continuing to pursue several long-term strategic initiatives, among them rationalizing unproductive brick-and-mortar stores, increasing manufacturing capabilities, expanding the fulfillment capabilities of its online business, and investing in the growth opportunity of Asia/Pacific. The COVID-19 pandemic has significantly accelerated certain trends—most notably consumers’ adoption of the online channel—and as a result, the Company is quickly reallocating resources from certain unproductive brick-and-mortar stores, primarily in Europe and in North America, to investments in consumer-facing, high-touch online services, information technology and other new brand-building distribution opportunities. We expect that this reallocation will also make the remaining brick-and-mortar footprint more productive and sustainable for the long term.

Second Quarter Fiscal 2021

Sales Outlook
•Reported net sales are forecasted to decline between 5% and 3% versus the prior-year period.
•The Company’s recent acquisition of Dr. Jart+ is forecasted to contribute approximately 2% to the Company’s overall sales growth.
•Excluding the impact of the acquisition and 1% benefit from currency, net sales are forecasted to decrease between 8% and 6%.

Earnings per Share Outlook
•Reported diluted net earnings per common share are projected to be between $1.41 and $1.57. Excluding restructuring and other charges and adjustments, diluted net earnings per common share are projected to be between $1.45 and $1.60.
•Excluding the $.03 per share dilution related to the acquisition, adjusted diluted earnings per common share are expected to decrease between 31% and 24% on a constant currency basis.
◦Currency exchange rates are volatile and difficult to predict. Using September 30, 2020 spot rates for the second quarter of fiscal 2021, the currency benefit equates to about $.02 of diluted earnings per share.

◦The Company expects to take charges associated with previously approved restructuring and other activities. Leading Beauty Forward programs are nearing completion and plans under the Post-COVID Business Acceleration Program are on track, with approvals expected to occur later in fiscal 2021. For Leading Beauty Forward, the charges are estimated to be between approximately $12 million to $17 million, equal to $.03 to $.04 per diluted common share. For the Post-COVID Business Acceleration Program, the charges associated with currently approved programs are estimated to be less than $1 million with a negligible impact per diluted common share.

Full Year Fiscal 2021

Given the uncertainty around the timing, speed and duration of the recovery from the adverse impacts of COVID-19, the Company is not providing specific sales and EPS guidance for the fiscal 2021 full year. The Company is confident it is well-positioned to facilitate the recovery in fiscal 2021 as the market dynamics support it. The Company continues to implement strict cost control actions to manage the business in response to COVID-19. These include the reduction of travel, meeting, and consulting expenses as well as a reduction of employee costs, including temporary salary reductions (through September 30 for some employees and October 31 for the remaining) for senior executives and other management employees. The Company’s actions to control costs during this very volatile moment, while maintaining the flexibility to make strategic investments in the areas of greatest opportunity, are expected to help it emerge strongly as the recovery from COVID-19 continues.

Reconciliation between GAAP and Non-GAAP (Unaudited)

	Three Months Ending December 31, 2020 (F)				Three Months Ending December 31
	Net Sales Growth		Diluted EPS Growth		Diluted EPS
	%	%, Constant Currency	%	%, Constant Currency	2020 (F)	2019
Forecast / Actual Results (1)	(5%)-(3%)	(6%)-(4%)	(7%)-3%	(8%)-2%	$1.41-$1.57	$1.52
Non-GAAP
Restructuring and other charges					.03-.04	.03
Changes in fair value of contingent consideration					—	(.02)
Goodwill and other intangible asset impairments					—	1.81
Other income					—	(1.23)
Non-GAAP			(31%)-(24%)		$1.45-$1.60	$2.11
Impact of foreign currency on earnings per share					(.02)
Forecasted constant currency net sales growth and earnings per share		(6%)-(4%)		(32%)-(25%)	$1.43-$1.58
(1)Represents GAAP, except Constant Currency percentages; includes restructuring and other charges
(F)Represents forecast

Conference Call The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, November 2, 2020 to discuss its results. The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 1797894). The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements
Statements in this press release, in particular those in “Outlook for Fiscal 2021 Second Quarter and Full Year,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may address our expectations regarding sales, earnings or other future financial performance and liquidity, other performance measures, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, our long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions.

Factors that could cause actual results to differ materially from our forward-looking statements include the following:

(1)increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;
(2)the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;
(4)destocking and tighter working capital management by retailers;
(5)the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;
(6)shifts in the preferences of consumers as to where and how they shop;
(7)social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
(8)changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
(9)foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;
(10)changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;
(11)impacts attributable to the COVID-19 pandemic, including disruptions to our global business;

(12)shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;
(13)real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;
(14)changes in product mix to products which are less profitable;
(15)the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;
(16)the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;
(17)consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(18)the timing and impact of acquisitions, investments and divestitures; and
(19)additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2020.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, Tommy Hilfiger, M·A·C, Kiton, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford, Smashbox, Ermenegildo Zegna, AERIN, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, KILIAN PARIS, BECCA, Too Faced and Dr. Jart+.

ELC-F
ELC-E

CONSOLIDATED STATEMENT OF EARNINGS (Unaudited)

	Three Months Ended September 30		Percentage Change
($ in millions, except per share data)	2020	2019
Net sales	$3,562	$3,895	(9)%
Cost of sales	825	908	(9)
Gross profit	2,737	2,987	(8)
Gross margin	76.8%	76.7%

Operating expenses
Selling, general and administrative(A)	2,026	2,185	(7)
Restructuring and other charges (B)	6	23	(74)
Total operating expenses	2,032	2,208	(8)
Operating expense margin	57.0%	56.7%

Operating income	705	779	(9)
Operating income margin	19.8%	20.0%

Interest expense	45	32	41
Interest income and investment income, net	14	14	—
Other components of net periodic benefit cost	3	1	100+
Earnings before income taxes	671	760	(12)
Provision for income taxes	146	162	(10)
Net earnings	525	598	(12)
Net earnings attributable to noncontrolling interests	(2)	(3)	33
Net earnings attributable to The Estée Lauder Companies Inc.	$523	$595	(12)%

Net earnings attributable to The Estée Lauder Companies Inc. per common share
Basic	$1.44	$1.65	(12)%
Diluted	$1.42	$1.61	(12)%

Weighted-average common shares outstanding
Basic	362.1	361.4
Diluted	367.2	368.6

(A)Changes in the fair value of contingent consideration related to certain of the Company fiscal 2015 and 2016 acquisitions were not material for the three months ended September 30, 2020 and 2019.
(B)In May 2016, we announced a multi-year initiative (“Leading Beauty Forward”) to build on our strengths and better leverage our cost structure to free resources for investment to continue our growth momentum. Leading Beauty Forward is designed to enhance our go-to-market capabilities, reinforce our leadership in global prestige beauty and continue creating sustainable value. As of June 30, 2019, we concluded the approvals of all major initiatives under Leading Beauty Forward related to the optimization of select corporate functions, supply chain activities, and corporate and regional market support structures, as well as the exit of underperforming businesses, and expect to substantially complete those initiatives through fiscal 2021. Inclusive of approvals from inception through June 30, 2019, we estimate that Leading Beauty Forward may result in related restructuring and other charges totaling between $950 million and $990 million, before taxes, consisting of employee-related costs, asset write-offs and other costs to implement these initiatives. After its full implementation, we expect Leading Beauty Forward to yield annual net benefits, primarily in Selling, general and administrative expenses and, to a lesser extent, Cost of sales, of between $425 million and $475 million, before taxes. These savings can be used to improve margin, mitigate risk and invest in future growth initiatives.

In August 2020, the Company announced a two-year restructuring program, Post-COVID Business Acceleration Program (the “PCBA Program”), designed to resize its business against the dramatic shifts to its distribution landscape and consumer behaviors in the wake of the COVID-19 pandemic. The PCBA Program will help improve efficiency and effectiveness by rebalancing resources to growth areas of prestige beauty. It will further strengthen the Company by building upon the foundational capabilities in which the Company has invested. The PCBA Program’s main areas of focus include accelerating the shift to online with the realignment of the Company’s distribution network reflecting freestanding store and certain department store closures, with a focus on North America and Europe, the Middle East & Africa; the reduction in brick-and-mortar point of sale employees and related support staff; and the redesign of the Company’s regional branded marketing organizations, plus select opportunities in global brands and functions. This program is expected to position the Company to better execute its long-term strategy while strengthening its financial flexibility. The Company plans to approve specific initiatives under the PCBA Program through fiscal 2022 and expects to complete those initiatives through fiscal 2023. The Company expects that the PCBA Program will result in related restructuring and other charges totaling between $400 million and $500 million, before taxes.

Returns and Charges Associated With Restructuring and Other Activities and Other Adjustments (Unaudited)

	Three Months Ended September 30, 2020
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$3	$(8)	$2	$(3)	$(2)	$—
PCBA Program	—	—	12	—	12	9.02
Total	$—	$3	$4	$2	$9	$7	$.02

	Three Months Ended September 30, 2019
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$2	$1	$22	$25	$21	$.06
Total	$—	$2	$1	$22	$25	$21	$.06

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities. The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items. The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the way the Company conducts and views its business. Management believes that excluding certain items that are not comparable from period to period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period to period. In the future, the Company expects to incur charges or adjustments similar in nature to those presented below; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict. Our non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations. Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency information by translating current-period results using prior-year period weighted-average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)

	Three Months Ended September 30
	2020					2019			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$3,562	$—	$3,562	$(15)	$3,547	$3,895	$—	$3,895	(9)%	(9)%
Cost of sales	825	(3)	822	(2)	820	908	(2)	906
Gross profit	2,737	3	2,740	(13)	2,727	2,987	2	2,989	(8)%	(9)%
Gross margin	76.8%		76.9%		76.9%	76.7%		76.7%

Operating expenses	2,032	(6)	2,026	(14)	2,012	2,208	(23)	2,185	(7)%	(8)%
Operating expense margin	57.0%		56.9%		56.7%	56.7%		56.1%
Operating income	705	9	714	1	715	779	25	804	(11)%	(11)%
Operating income margin	19.8%		20.0%		20.2%	20.0%		20.6%

Provision for income taxes	146	2	148	1	149	162	4	166	(11)%	(10)%

Net earnings attributable to The Estée Lauder Companies Inc.	$523	$7	$530	$(1)	$529	$595	$21	$616	(14)%	(14)%
Diluted EPS	$1.42	$.02	$1.44	$—	$1.44	$1.61	$.06	$1.67	(14)%	(14)%

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited, except where noted)

	September 30, 2020	June 30, 2020	September 30, 2019
($ in millions)		(Audited)
ASSETS

Cash and cash equivalents	$4,267	$5,022	$2,259
Accounts receivable, net	1,812	1,194	2,294
Inventory and promotional merchandise	2,204	2,062	2,055
Prepaid expenses and other current assets	512	614	414
Total current assets	8,795	8,892	7,022
Property, plant and equipment, net	2,077	2,055	2,018
Operating lease right-of-use assets	2,322	2,282	2,516
Other assets	4,709	4,552	3,875
Total assets	$17,903	$17,781	$15,431

LIABILITIES AND EQUITY

Current debt	$473	$1,222	$520
Accounts payable	1,178	1,177	1,071
Operating lease liabilities	399	375	346
Other accrued liabilities	2,694	2,405	2,653
Total current liabilities	4,744	5,179	4,590
Long-term debt	4,913	4,914	2,895
Long-term operating lease liabilities	2,309	2,278	2,335
Other noncurrent liabilities	1,456	1,448	1,053
Total noncurrent liabilities	8,678	8,640	6,283
Total equity	4,481	3,962	4,558
Total liabilities and equity	$17,903	$17,781	$15,431

SELECT CASH FLOW DATA (Unaudited)

	Three Months Ended September 30
($ in millions)	2020	2019
Net earnings	$525	$598
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	156	143
Deferred income taxes	(39)	11
Other items	72	68
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(607)	(487)
Increase in inventory and promotional merchandise	(94)	(83)
Increase in other assets, net	39	(48)
Increase (decrease) in accounts payable and other liabilities, net	306	(372)
Net cash flows provided by operating activities	$358	$(170)

Other Investing and Financing Sources (Uses):
Capital expenditures	$(116)	$(125)
Purchases of investments	(40)	(5)
Payments to acquire treasury stock	(25)	(313)
Dividends paid	(174)	(156)
Proceeds (repayments) of current debt, net	(747)	5

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